Exhibit 99.1

FOR IMMEDIATE RELEASE: June 26, 2014

Salon Media Group Reports Full Year Fiscal 2014 Results

Strong Increase in Traffic and Revenue Reported

NEW YORK, NY (June 26, 2014). Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the twelve months ended March 31, 2014. Net revenue from continuing operations for the period was $6.0 million, an increase of 65% from $3.6 million for the twelve months ended March 31, 2013. The improvement in revenues during fiscal year 2014 stemmed primarily from increased advertising sold by Salon’s internal sales team, which rose 82% to $3.2 million for the twelve months ended March 31, 2014 compared to $1.7 million for the twelve months ended March 31, 2013.

Overall, Salon has been able to achieve revenue growth without a corresponding increase in operating expenses. Operating expenses for the twelve months ended March 31, 2014 rose 7% to $8.2 million compared to $7.6 million for the same period last year. The $0.6 million increase resulted primarily from higher stock compensation costs and commissions paid to the advertising sales team. Controlling the increase in expenses helped to narrow the Company’s loss from continuing operations for the twelve months ended March 31, 2014 to $2.2 million, a 48% reduction from the $4.2 million loss for the same period last year.

Unique visitors to the Salon.com Website are an important driver for Salon’s business. Unique visitors to the Salon.com Website during the March 2014 quarter increased 47% compared to the quarter ended March 31, 2013, and increased 8.5% compared to the prior quarter ended December 31, 2013, according to data compiled by Google Analytics. Unique visitors as measured by Comscore increased 38% compared to the quarter ended December 31, 2013, and no comparable data was available for the March quarter 2013. The Comscore analysis, which uses a panel-centric methodology to collect their data, is a new measurement that includes mobile traffic and has been compiled only since July 2013. Salon reached a new traffic milestone in March 2014, when it recorded monthly users for the salon.com website of 14.2 million users, as measured by Google Analytics, and 9.23 million users as measured by Comscore.

Salon continues to experience strong increases in mobile browser traffic, which grew 51% in the March 2014 quarter, compared to the same quarter last year, and 22% compared to the December 2013 quarter. The Company continues to see a significant shift to readers accessing Salon from mobile devices, with 51% of users visiting the Website from mobile devices in March 2014.

Salon’s traffic has also been fuelled by social media referral traffic, which grew 18% in the March 2014 quarter versus the December 2013 quarter, and 64% compared to the same period in the prior year.  Facebook continues to be the largest social media referral, and grew 203% compared to the fiscal year ended March 31, 2013.  In December 2013, combined social media traffic surpassed search traffic for the first time, partly as a result of the increase in our mobile traffic.

"There has been a major shift underway in the media, and we are working hard to take advantage of that shift,” said Cynthia Jeffers, CEO of Salon Media Group. “The entire Company is focused on providing the best possible experience on mobile, from content delivery to unique advertising implementations. We are entering our most exciting period of growth yet, and are proud of our steady progress toward a sustainable and profitable business.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco, New York City and Washington D.C.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees
●	The impact of the potential loss of key personnel
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on June 26, 2014, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Interim Chief Financial Officer

870 Market Street, Suite 528

San Francisco, CA 94102

(415) 275-3936

 SALON MEDIA GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$119	$96
Accounts receivable, net of allowance of $60 and $62	1,475	720
Prepaid expenses and other current assets	289	318
Total current assets	1,883	1,134

Property and equipment, net	54	58
Other assets, principally deposits	96	107
Total assets	$2,033	$1,299
Liabilities and Stockholders’ Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Advances from related parties	2,791	9,171
Accounts payable and accrued liabilities	1,210	1,128
Deferred revenue	-	15
Total current liabilities	5,001	11,314

Deferred rent	2	12
Total liabilities	5,003	11,326

Stockholders’ deficit:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, 1,075 shares issued and outstanding as of March 31, 2014 and 8,141 shares issued and outstanding as of March 31, 2013 (liquidation value of $2,426 as of March 31, 2014 and $21,803 as of March 31, 2013)	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized, 76,245,442 shares issued and outstanding as of March 31, 2014 and 30,000,000 shares authorized, 29,573,265 shares issued and outstanding as of March 31, 2013	76	30
Additional paid-in capital	115,605	106,408
Accumulated deficit	(118,651)	(116,465)
Total stockholders’ deficit	(2,970)	(10,027)
Total liabilities and stockholders’ deficit	$2,033	$1,299

SALON MEDIA GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended March 31,
	2014	2013	2012

Net revenues	$6,004	$3,641	$3,477

Operating expenses:
Production and content	3,447	3,308	3,174
Sales and marketing	1,917	1,521	1,517
Information technology support	1,505	1,310	974
General and administrative	1,284	1,249	1,638
Separation expenses	-	218	-
Total operating expenses	8,153	7,606	7,303

Loss from operations	(2,149)	(3,965)	(3,826)
Interest expense	(37)	(204)	(332)
Loss from continuing operations	(2,186)	(4,169)	(4,158)
Gain from discontinued operations, net of tax	-	233	60
Net loss	$(2,186)	$(3,936)	$(4,098)

Basic and diluted
Continuing operations	$(0.03)	$(0.77)	$(1.27)
Discontinued operations	$-	$0.05	$0.02
Net loss	$(0.03)	$(0.72)	$(1.25)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	73,923	5,443	3,283